Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES $0.01 INCREASE IN QUARTERLY DISTRIBUTION

Monday, October 15, 2018	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.805 per unit for the period from July 1, 2018 through September 30, 2018, representing a $0.01 increase over the previous quarter. The distribution is payable on November 8, 2018 to unitholders of record on October 31, 2018.

The third quarter distribution marks the twelfth consecutive quarter of distribution growth for TransMontaigne Partners L.P., and reflects a 1.3% increase over the previous quarter as well as a 6.6% increase over the distribution paid a year ago.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, the Southeast and in Northern California.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

Contact:	Frederick W. Boutin, CEO
Robert T. Fuller, CFO
303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com